EXHIBIT 5.1

                 [Cadwalader, Wickersham & Taft LLP Letterhead]

                                November 29, 2006

Citicorp Residential Mortgage Securities, Inc.
1000 Technology Drive
O'Fallon, Missouri 63368-2240

      Re:   Citicorp Residential Mortgage Trust Series 2006-3
            -------------------------------------------------

Ladies and Gentlemen:

      We have acted as special counsel to Citicorp Residential Mortgage Securities, Inc. (the "Company") in connection with the proposed sale by the Company and purchase by Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as underwriters (the "Underwriters"), of Citicorp Residential Mortgage Securities, Inc. REMIC Pass-Through Certificates, Series 2006-3, Class A-1a, Class A-1b, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 (collectively, the "Certificates"), pursuant to the terms of the underwriting agreement, dated November 16, 2006 (the "Underwriting Agreement"), among the Company, Citicorp Trust Bank, fsb and the Underwriters. The Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated November 1, 2006 (the "Pooling Agreement"), among the Company, CitiMortgage, Inc., as servicer and certificate administrator, U.S. Bank National Association, as trustee (the "Trustee"), and Citibank, N.A., as paying agent, certificate registrar and authenticating agent (in its capacity as authenticating agent, the "Authenticating Agent"). Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling Agreement.

      In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the "Commission") through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the Pooling Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

      In particular, we have examined and relied upon: (i) the Prospectus consisting of the core prospectus and prospectus supplement, dated November 28, 2006 (the "Prospectus") relating to the offering of the Certificates and (ii) the Pooling Agreement.

      Items (i) and (ii) above are referred to in this letter as the "Transaction Documents."

      We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to the Company) that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge," "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

      We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

      Based upon and subject to the foregoing, we are of the opinion that:

            1. The Certificates have been duly authorized and executed by the Company, and when the Certificates have been duly authenticated by the Trustee or the Authenticating Agent and paid for and sold to the Underwriters as contemplated in the Prospectus, the Certificates will be legally issued, fully paid and non-assessable; and

            2. The descriptions of federal income tax consequences appearing under the headings "Prospectus supplement--Federal income tax consequences," "Core prospectus--Taxation of Certificate holders" and "Core prospectus--Taxation of the Trust" in the Prospectus accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

      We hereby consent to the filing of this letter as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-132319) filed with the Securities and Exchange Commission (the "Commission") on March 10, 2006, as amended by the Pre-Effective Amendment No. 1 filed with the Commission on May 1, 2006 and declared effective on May 19, 2006, as amended by Post-Effective Amendment No. 1 filed with the Commission on August 16, 2006 and declared effective on August 17, 2006 (as amended, the "Registration Statement"), as it relates to the Certificates and to the reference to this firm under the headings "Legal Opinions" and "Taxation of the Trust" in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

      No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of any state. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.


                                       Very truly yours,


                                       /s/ Cadwalader, Wickersham & Taft LLP